Exhibit 10.9

AFFILIATED MANAGERS GROUP, INC.

DEFERRED COMPENSATION PLAN

EFFECTIVE JULY 1, 2006

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11.3	Plan Agreement	11

ARTICLE 12	Administration	11

12.1	In General	11
12.2	Agents	11
12.3	Binding Effect of Decisions	12
12.4	Indemnity of Administrator	12
12.5	Employer Information	12

ARTICLE 13	Other Benefits and Agreements	12

ARTICLE 14	Claims Procedures	12

ARTICLE 15	Trust	12

15.1	Establishment of the Trust	12
15.2	Interrelationship of the Plan and the Trust	12
15.3	Distributions From the Trust	13

ARTICLE 16	Miscellaneous	13

16.1	Status of Participants and Beneficiaries as General Creditors	13
16.2	Non-assignability	13
16.3	Not a Contract of Employment	13
16.4	Captions	13
16.5	Governing Law	13
16.6	Notice	13
16.7	Furnishing Information	14
16.8	Terms	14
16.9	Captions	14
16.10	Successors	14
16.11	Validity	14
16.12	Incompetents	14
16.13	Distribution in the Event of Income Inclusion Under 409A	14
16.14	Deduction Limitation on Benefit Payments	14
16.15	Compliance With Section 409A Generally	15
16.16	Insurance	15

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AFFILIATED MANAGERS GROUP, INC.

DEFERRED COMPENSATION PLAN

EFFECTIVE JULY 1, 2006

Purpose

The purpose of the Plan is to provide specified benefits to Directors and a select group of Employees who contribute materially to the continued growth, development and business success of Affiliated Managers Group, Inc.

The Plan is intended to constitute an unfunded “top hat” plan described in Section 201(2), 301(a)(3) and 401(a)(1) of Subtitle B of Title I of ERISA and shall be operated and construed accordingly. The Plan is also intended to provide for the effective deferral of income for tax purposes in accordance with its terms, consistent, among other things, with the requirements of Code Section 409A, and shall be operated and construed accordingly.  Without limiting the generality of the Company’s authority under Article 11, the Company may at any time and from time to time amend or modify the Plan, including retroactively, to comply with the terms of Code Section 409A or other applicable law.

ARTICLE 1
Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1           “Account” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of the Participant’s accounts and sub-accounts maintained by the Administrator under the Plan. The Account shall be a bookkeeping entry only and shall be utilized solely to measure and determine the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2           “Account Balance” shall mean the balance of the Account (or, when the term is used with respect to any constituent account or sub-account, the balance of such account or sub-account).

1.3           “Administrator” shall have the meaning set forth in Article 12.

1.4           “Annual Installment Method” shall mean an annual installment payment of the Participant’s vested benefit over the number of years selected by the Participant in accordance with the Plan, commencing on the Participant’s Benefit Distribution Date and thereafter payable on the anniversary of the Benefit Distribution Date.  For any year, the payment will be the balance to the credit of the Participant’s Account divided by the number of remaining payments.

1.5           “Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not includible in the Employee’s gross income).  Base Salary shall be calculated before deferrals under qualified or nonqualified plans, as determined by the Administrator.

1.6           “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10 to receive Plan benefits, if any, remaining to be paid upon the death of a Participant.

1.7           “Beneficiary Designation Form” shall mean a form prescribed by or acceptable to the Administrator for the designation of Beneficiaries.

1.8           “Benefit Distribution Date” shall mean a date on which a Participant’s vested Account Balance or applicable portion thereof will be distributed (if distributable as a lump sum) or commence to be distributed (if distributed in installments) in accordance with Article 4, 5, 6 or 7, as the case may be.

1.9           “Board” shall mean the board of directors of the Company.

1.10         “Bonus” shall mean any compensation, in addition to Base Salary, amounts earned by a Participant under the Company’s annual bonus or cash incentive plan(s) and such other amounts as the Administrator may specify from time to time.  For avoidance of doubt, a Bonus shall include, without limitation, amounts payable under the Company’s Long-Term Executive Incentive Plan.

1.11         “Change in Control” shall mean any “change in control event” as defined in accordance with Section 409A.

1.12         “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

1.13         “Company” shall mean Affiliated Managers Group, Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business that assumes the Plan.

1.14         “Company Credit Account” shall mean that portion of a Participant’s Account that reflects Company Credits plus or minus notional investment adjustments with respect thereto, less all related distributions.

1.15         “Company Credits” shall mean the amount determined in accordance with Section 3.5.

1.16         “Death Benefit” shall mean the benefit set forth in Article 9.

1.17         “Deferral Account”:  the portion of a Participant’s Account that reflects Elective Deferrals under the Plan plus or minus notional investment adjustments with respect thereto, less all related distributions.

1.18         “Director” shall mean any member of the board of directors of the Company.

1.19         “Director Fees” shall mean the annual fees earned by a Director as compensation for serving on the Board (as determined by the Administrator).

1.20         “Disability” or “Disabled” shall mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Participant’s Employer.  To the extent permitted by Section 409A, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration, or if the Participant is determined to be totally and permanently disabled in accordance with the Employer’s applicable long—term disability insurance program.

1.21         “Disability Benefit” shall mean the benefit set forth in Article 8.

1.22         “Election Form” shall mean the form, which may be in electronic format, prescribed by or acceptable to the Administrator for the making of permitted elections (other than Beneficiary designations) under the Plan.

1.23         “Elective Deferral” shall mean a deferral of Base Salary, Bonus and Director Fees made under the Plan at the election of a Participant.

1.24         “Employee” shall mean an individual employed by an Employer.

1.25         “Employer(s)” shall mean the Company and its Affiliates who adopt the Plan with the consent of the Company.

1.26         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

1.27         “First Plan Year” shall mean the period beginning July 1, 2006 and ending December 31, 2006.

1.28         “Measurement Fund” shall mean the hypothetical investment funds selected by the administrator in accordance with Section 3.7.

1.29         “Participant” shall mean any Employee or Director (i) who is selected by the Administrator to participate in the Plan, (ii) whose executed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Administrator, and (iii) whose Plan Agreement has not terminated.

1.30         “Plan” shall mean the Affiliated Managers Group, Inc. Deferred Compensation Plan, as from time to time amended and in effect.

1.31         “Plan Agreement” shall mean a written agreement, in form prescribed by or acceptable to the Administrator, that evidences a Participant’s agreement to the terms of the Plan and establishes the terms of Plan participation for such Participant.  Except as the Administrator may otherwise determine, the most recent Plan Agreement with respect to a Participant shall supersede all prior Plan Agreements with respect to such Participant.  Plan Agreements may vary among Participants and may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan. A binding agreement between a Participant and the Company (for example, but without limitation, an employment or severance agreement) that purports to affect the amount, vesting, timing or any other term of a deferral, credit or benefit under the Plan, but that is not designated as a “Plan Agreement,” shall nevertheless, to that extent, constitute a “Plan Agreement” under the Plan (and, to the extent of the relevant provision, shall, except as the Administrator otherwise determines, supersede any prior Plan Agreement governing such provision), but only if and to the extent that so treating it would not jeopardize the qualification of the Participant’s Plan deferral(s) under Section 409A.

1.32         “Plan Year” shall, except for the First Plan Year, mean the calendar year.

1.33         “Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, separation from service with all Employers, other than by reason other than death or Disability, or on or after the earlier of the attainment of (a) age sixty-five (65) or (b) age fifty (50) and ten (10) Years of Service; and shall mean with respect to a Director who is not an Employee, separation from service.  If a Participant is both an Employee and a Director, Retirement shall not occur until he or she Retires as both an Employee and a Director.

1.34         “Retirement Benefit” shall mean the benefit set forth in Article 6.

1.35         “Scheduled Distribution” shall mean the distribution set forth in Section 4.1.

1.36         “Scheduled Distribution Date” shall have the meaning set forth in Section 4.1.

1.37         “Section 409A” shall mean Code Section 409A of the Code.

1.38         “Separation from Service” shall mean separation from service with all Employers, voluntarily or involuntarily, other than by reason of death or Disability.  Whether a leave of absence or other change in work status constitutes a separate from service shall be determined by the Administrator in a manner consistent with the requirements of Section 409A.

1.39         “Stock” shall mean Affiliated Managers Group, Inc. common stock, $.01 par value, or any other equity securities designated by the Administrator.

1.40         “Stock Unit” shall mean a unit that is equivalent to one share of Stock.

1.41         “Stock Unit Fund” shall mean the Measurement Fund notionally invested in Stock.

1.42         “Termination Benefit” shall mean the benefit set forth in Article 7.

1.43         “Trust” shall mean one or more trusts established by the Company in accordance with Article 15.

1.44         “Unforeseeable Financial Emergency” shall mean a severe financial hardship of the Participant or his or her Beneficiary resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a)), (ii) a loss of the Participant’s or Beneficiary’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or the Participant’s Beneficiary, all as determined in the sole discretion of the Administrator.

1.45         “Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers.  For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date.  The Administrator shall make a determination as to whether any partial year of employment shall be counted as a Year of Service.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1           Selection by Administrator.  Eligibility for the Plan shall be limited to those Employees or Directors who are selected by the Administrator in its sole discretion.

2.2           Enrollment and Eligibility Requirements; Commencement of Participation.

(a)           To participate in the Plan, an Eligible Employee or Director must complete and execute (to the satisfaction of the Administrator) and return to the Administrator a Plan Agreement, Election Form and a Beneficiary Designation Form.  Except as herein provided or as otherwise permitted by the Administrator consistent with the requirements of Section 409A, any voluntary deferral under the Plan must be accomplished by the submission of the necessary forms prior to the first day of the Plan Year in which the relevant services are to be provided or by such earlier date as the Administrator may establish.

(b)           An Employee or Director who first becomes eligible to participate in this Plan after the first day of a Plan Year and who wishes to participate in elective deferrals for the remainder of such Plan Year must submit the necessary forms within thirty (30) days after he or she first becomes eligible to participate or by such earlier deadline as the Administrator may establish.  A mid-year deferral election accomplish pursuant to this subsection (b) shall be effective only with respect to services performed after the election takes effect.

ARTICLE 3
Account Credits

3.1           Elective Deferrals; Minimum Requirements.  For any Plan Year, a Participant who wishes to participate in the Elective Deferrals may do so subject to the following minimum deferral requirements.

Deferral	Minimum Amount
Base Salary and Bonus	$5,000 aggregate
Director Fees	$1,000 aggregate

If the Administrator determines, in its sole discretion, prior to the beginning of a Plan Year that a Participant has made an election for less than the stated minimum amounts, or if no election is timely made, the amount deferred shall be zero.  If a Participant first becomes eligible to make Elective Deferrals during a Plan Year, the minimum Elective Deferrals shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12 (except with respect to the First Plan Year, in which the denominator is 6).

3.2           Elective Deferrals; Maximum Requirements.  For any Plan Year, a Participant’s Elective Deferrals, if any, shall be subject to the following percentage maximum percentage:

Deferral	Maximum Percentage
Base Salary	80%
Bonus	100%
Director Fees	100%

If a Participant first becomes eligible to make Elective Deferrals during a Plan Year, the foregoing maximum percentages shall be applied to the future compensation affected by the Participant’s mid-year election.  For compensation that is earned based upon a specified performance period, “Future compensation” shall be deemed for this purpose not to exceed the total amount of compensation for the performance period, multiplied by a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election takes effect, and the denominator of which is the total number of days in the performance period.

3.3           Election to Defer; Effect of Election Form.  Insofar as it relates to an Elective Deferral, an Election Form shall take effect not later than (i) the first day of the Plan Year next following the effective date of such form, or (ii) in the case of an Election Form relating to initial mid-year eligibility, a date specified by the Administrator that is not late than thirty (30) days following the date of such initial eligibility.  Once it takes effect, the Election Form shall apply as follows:  (A) to Base Salary or Directors Fees earned with respect to services performed on or after the effective date, and (B) in the case of “performance-based compensation” (as determined in accordance with Section 409A) based on services performed over a period of at least twelve (12) months, to any such compensation payable with respect to a performance period ending at least six (6) months after the effective date.  The Administrator shall prescribe such additional rules and limitations as it determines to be appropriate so that elective deferrals under the Plan comply with Section 409A.

3.4           Withholding and Crediting of Elective Deferrals.  Elective Deferrals shall be credited to a Participant’s Account on or as soon as practicable after the relevant payroll date on which the compensation, but for deferral, would have been paid.

3.5           Company Credits. The Administrator may provide in a Plan Agreement, or on a discretionary basis outside of any Plan Agreement, for additional, non-elective credits (each, a “Company Credit”) to the Participant’s Account in accordance with this Section 3.5.  Additional credits pursuant to this Section 3.5 may include, but are not necessarily limited to, credits intended to make up (in whole or in part) for matching contributions that could not be made under a tax-qualified defined contribution plan in which the Participant is a member; provided, that any such additional credit made hereunder shall be consistent with the requirements of Section 401(k)(4)(A) of the Code.  Company Credits shall be credited to the Participant’s Account at such times and in such amounts as the Administrator determines (consistent with the Plan Agreement, in the case of Company Credits provided for under a Plan Agreement).  Company Credits, if any, need not be made with respect to all Participants and may vary as to amount and other terms from Participant to Participant.

3.6           Vesting.

(a)           A Participant shall at all times be 100% vested in his or her Deferral Account.

(b)           A Participant shall vest in each Company Credit Account, if any, in accordance with the vesting schedule forth in his or her Plan Agreement(s).

(c)           Except as otherwise expressly provided in the relevant Plan Agreement, in the event of a Change in Control, or upon a Participant’s Retirement, death while employed by an Employer, or Disability, any amounts that are not vested in accordance with Section 3.6(b) above, shall immediately become 100% vested, provided, that except as otherwise provided in the Plan Agreement, if and to the extent that the Administrator determines that such acceleration would cause the deductibility limitations of Section 280G of the Code to apply, vesting shall be accelerated only to such extent, if any, as will not result in the application of such deduction limitations. The Administrator shall make all determinations necessary or appropriate to implement the foregoing limitation but if so requested by an affected Participant in writing shall, within ninety (90) days of receiving such request, obtain an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”) with supporting computations, as to whether any limitation in the vested percentage hereunder is necessary to avoid the limits of Section 280G of the Code.

3.7           Hypothetical Investment Returns.  Each Participant Account shall be periodically adjusted (in such manner as the Administrator determines) to reflect hypothetical returns with respect to the Account, as follows:

(a)           Measurement Funds.  Subject to Section 3.7(b), the Administrator shall select and may from time to time change (including as to existing Accounts that are deemed invested in an affected fund) a menu of investment funds (the “Measurement Funds”) to be used to determine hypothetical investment experience under the Plan.  The Participant may elect to have his or her Account invested on a hypothetical basis in one or more of the Measurement Funds, for the purpose of crediting or debiting additional amounts to his or her Account Balance, and may from time to time elect to reallocate such hypothetical investments.  Any such election by the Participants shall be accomplished and given effect in accordance with such rules as the Administrator may prescribe.  If a Participant does not elect a Measurement Fund, the Participant’s Account Balance shall be treated as having been invested in such default Measurement Fund(s) as the Administrator may specify.

(b)           Affiliated Managers Group, Inc. Stock Unit Fund.

(i)            Any Bonus that the Participant has elected to defer in accordance with Article 3 and which would otherwise be payable in Stock will be automatically allocated to the Stock Unit Fund and may not be allocated to any other Measurement Fund except as determined by the Administrator. The Administrator may in its sole discretion allocate all or any portion of the Company Credit Account to the Stock Unit Fund.  Amounts allocated to the Stock Unit Fund shall be distributable only in the form of actual shares of Stock, except as otherwise determined by the Administrator.

(ii)           Notional earnings credited to the Stock Unit Fund, including dividends declared with respect to Stock, shall remain allocated to such Stock Unit Fund and deemed to be reinvested in additional Stock Units until such amounts are distributed to the Participant, except as otherwise determined by the Administrator. In the case of a stock dividend, the number of additional Stock Units credited to the Stock Unit Fund shall be equal to the number of Stock Units multiplied the by per share Stock dividend (including fractional shares) declared by the Company. In the case of a cash dividend, the number of additional Stock Units credited to the Stock Unit Fund shall be equal to the cash dividend times the number of Stock Units allocated to the Participant’s Account, divided by the fair market value of a share of Stock as determined by the Administrator in its sole discretion.

(iii)          The number of Stock Units credited to the Participant’s Stock Unit Fund may be adjusted by the Administrator, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account Balance allocated to the Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other corporate transaction or event which, in the Administrator’s determination, affects the value of the Stock.

(c)           No Actual Investment.  The provisions of this Section 3.7 shall not be construed to require the Administrator or any Employer to segregate, set aside, or invest any assets for the payment of benefits under the Plan.  However, the Administrator in its discretion may provide for a “rabbi trust” or similar vehicle to facilitate the payment of benefits under the Plan so long as the existence, terms and funding of any such trust or other vehicle do not cause the Plan to fail to be unfunded for tax or ERISA purposes or to fail to satisfy the requirements of Section 409A.

3.8           FICA and Other Taxes.  The Administrator may require that a Participant’s cash or other compensation be reduced to satisfy any FICA tax or other tax due with respect to the deferral or vesting of any amount under the Plan or may require as part of a Plan Agreement or otherwise that the Participant make other arrangements for the payment of such taxes (which other arrangements may include, if the Administrator so determines, but shall not be limited to, a reduction in the Participant’s Account Balance).  Any distribution under the Plan shall be reduced by any required tax and other withholdings.

ARTICLE 4

Scheduled Distribution of Deferral Account; Unforeseeable Financial Emergencies

4.1           Scheduled Distribution of Deferral Account.  Subject to such limitations (consistent with Section 409A) as the Administrator may prescribe, a Participant may specify in connection with the applicable annual or other deferral election pertaining to Elective Deferrals to have the portion of his or her Account attributable to such Elective Deferrals and related adjustments under Article 3 to be paid (a “Scheduled Distribution”) in a lump sum during a sixty (60) day period commencing immediately after the first day of any Plan Year designated by the Participant (the “Scheduled Distribution Date”).  The Scheduled Distribution Date designated by the Participant must be at least one (1) Plan Year after the end of the Plan Year to which the Participant’s deferral election relates.  By way of example, if a Scheduled Distribution is elected for Elective Deferral amounts earned in the Plan Year commencing January 1, 2007, the earliest Scheduled Distribution Date would be January 1, 2009, and the Scheduled Distribution would be payable during the sixty (60) day period commencing January 2, 2009.

4.2           Postponing Scheduled Distributions. A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a sixty (60) day period commencing immediately after an allowable alternative Scheduled Distribution Date  designated by the Participant in accordance with this Section 4.2.  In order to make this election, the Participant must submit a new Scheduled Distribution Election Form to the Administrator in accordance with the following:

(a)           The new Scheduled Distribution Election Form must be submitted to and accepted by the Administrator (which has complete discretion as to whether to accept any new election) at least twelve (12) months prior to the Participant’s previously designated Scheduled Distribution Date;

(b)           The new Scheduled Distribution Date must be the first day of a Plan Year and must be at least five years after the previously designated Scheduled Distribution Date; and

(c)           The new election shall not take effect until at least twelve (12) months after it is accepted by the Administrator.

4.3           Other Benefits Take Precedence Over Scheduled Distributions.  Except as the Administrator otherwise determines to be necessary to comply with the requirements of Section 409A, a Deferral Account that become payable under Article 5, 6, 7, 8 or 9 as of a date that precedes a Scheduled Distribution Date under this Article 4 shall be paid in accordance with Article 5, 6, 7, 8 or 9, as the case may be, and not in accordance with this Article 4.

4.4           Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies.

(a)           If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Administrator to receive a partial or full payout from the Plan, subject to the provisions set forth below.

(b)           The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Administrator in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution.  Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.  If the Administrator approves a Participant’s petition for payout, the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval, and the Participant’s deferrals under the Plan shall be terminated as of the date of such approval.

(c)           A Participant’s deferral elections under this Plan shall also be terminated to the extent the Administrator determines that termination is required pursuant to applicable regulations to obtain a hardship distribution from an Employer’s 401(k) plan and is consistent with the requirements of Section 409A.

ARTICLE 5

Change in Control Benefit

If so elected by the Participant (any such election, except as the Administrator may otherwise determine, to be made irrevocably at commencement of participation in the Plan), the Participant’s vested Account Balance shall be distributed in a lump sum payment within sixty (60) days following a Change in Control.  Absent such election, the Participant’s vested Account Balance shall be paid in accordance with the otherwise applicable provisions of the Plan.

ARTICLE 6
Retirement Benefit

If the Participant’s separation is a Retirement, the applicable vested Account Balance shall be distributed in accordance with the method elected by the Participant.  As the Administrator may prescribe, a Participant may, in connection with each election relating to Elective Deferrals, specify that the portion of his or her Account (including notional earnings thereon) attributable to that Plan Year be paid in the form of either a single lump sum or in installments under the Annual Installment Method, in each case commencing on the date that is six months and one day after the date of separation.  Any election by the Participant to receive payment upon Retirement under the Annual Installment Method must specify the number of annual installments (not to exceed fifteen).  A Participant who has elected or is deemed to have elected a lump sum payment of his or her vested Account Balance upon Retirement may subsequently elect installments instead, and a Participant who has elected installments may subsequently elect a lump sum instead; provided, that the new election shall not take effect for twelve (12) months and the new Benefit Distribution Date for the applicable vested Account Balance shall be the fifth (5th) anniversary of the Benefit Distribution Date that would otherwise have been applicable.

ARTICLE 7
Separation from Service

If the Participant has a Separation from Service other than on account of Retirement, the applicable vested Account Balance shall be paid to such Participant in the form of a single lump sum payment on the date that is six months and one day after such Separation from Service.

ARTICLE 8
Disability Benefit

In the event that the Participant becomes Disabled, the Participant shall receive a Disability Benefit in an amount equal to the applicable vested Account Balance, which shall be paid to such Participant in the form of a single lump sum payment within sixty (60) days after such Participant becomes Disabled..

ARTICLE 9
Death Benefit

The Beneficiary(ies) of a Participant who dies prior to the distribution of his or her entire vested Account Balance shall receive the remaining vested balance of the Account within (or, if payable in installments under the Annual Installment Method, commencing within) the sixty-day period immediately following the date of death.  The death benefit so payable to any Beneficiary shall be paid in a single lump sum.

ARTICLE 10
Beneficiary Designation

10.1         Beneficiary.  Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant.  The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2         Beneficiary Designation; Change.  A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Administrator or its designated agent.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Administrator prior to his or her death.

10.3         Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Administrator or its designated agent.

10.4         No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

10.5         Doubt as to Beneficiary.  If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Administrator’s satisfaction.

10.6         Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Administrator from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 11
Amendment and Termination

11.1         Termination of Plan.  The Company has established the Plan with the expectation that it will continue the Plan indefinitely but reserves the right, exercisable in its absolute discretion, to terminate or suspend the Plan at any time.  In the event of Plan termination or suspension, except as hereinafter provided, no additional amounts shall be credited to any Account pursuant to Article 3 other than positive or negative adjustments to reflect hypothetical investment performance under Section 3.7 and other than the crediting of such Elective Deferrals as to which a deferral election was in effect, prior to termination, for the Plan Year of termination and which the Administrator determines must continue to be given effect to comply with Section 409A.  If the Plan is amended or terminated in accordance with the immediately preceding sentence, existing Accounts shall continue to be administered and paid out as though the Plan had not been terminated (and the Company shall have the continuing right to amend the Plan provisions affecting such Account, subject to Section 11.2 below).  Notwithstanding the foregoing, if permitted by Section 409A and in accordance with such special rules as the Administrator may establish to comply with Section 409A, the Company may instead provide upon termination of the Plan that all Accounts shall be paid out in connection with such termination.

11.2         Amendment.  The Company may, at any time, amend or modify the Plan in whole or in part; provided, that no amendment or modification shall be effective if it would cause a Participant’s Account Balance, determined immediately after the amendment takes effect, to be lower than it was immediately before the amendment took effect.

11.3         Plan Agreement.  Despite the provisions of this Article 11, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

ARTICLE 12

Administration

12.1         In General.  The term “Administrator” as used in the Plan shall mean the person(s), board or committee principally charged with administrative responsibility under the Plan, as described in Section 12.2, and its or their delegates to the extent of the applicable delegation.  The initial Administrator of the Plan shall be the Compensation Committee of the Board of Directors, and the administrative responsibility for the Plan shall be delegated by the Compensation Committee to each, acting singly, of the Executive Vice President and Chief Financial Officer and the Executive Vice President and General Counsel of the Company.  The Administrator shall have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, (ii) determine all issues of eligibility for participation in or benefits under the Plan, and (iii) subject to the terms of any procedures established pursuant to Article 12, decide or resolve any and all questions including interpretations of this Plan that may arise in connection with the Plan.  No individual who has or to whom administrative responsibility is delegated hereunder, or who is a member of a board or committee that has or to which is delegated administrative responsibility hereunder, shall vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant or the Company.

12.2         Agents. In the administration of this Plan, the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to any Employer.

12.3         Binding Effect of Decisions.  The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.4         Indemnity of Administrator.  All Employers shall indemnify and hold harmless the members of the Administrator (including any Employee to whom the duties of the Administrator are delegated) any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

12.5         Employer Information.  To enable the Administrator and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Administrator and/or Administrator, as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Administrator or Administrator may reasonably require.

ARTICLE 13
Other Benefits and Agreements

The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 14
Claims Procedures

The Administrator shall adopt and may from time to time amend procedures for the administration of claims and for the appeal of denied claims under the Plan, all in accordance with Section 503 of ERISA and the regulations thereunder.

ARTICLE 15
Trust

15.1         Establishment of the Trust.  In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan, (the “Trust”).

15.2         Interrelationship of the Plan and the Trust.  The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.  Each Employer shall at all times remain liable to carry out its obligations under the Plan.

15.3         Distributions From the Trust.  Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 16
Miscellaneous

16.1         Status of Participants and Beneficiaries as General Creditors.  This Plan is generally exempt from the provisions of ERISA because it is intended to benefit a select group of management or highly compensated employees.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of any Employer.  Their rights to benefits, if any, under the Plan shall be solely those of unsecured general creditors of the Employer and shall be limited to those contractual rights expressly set forth in the Plan and/or Plan Agreements applicable to them.

16.2         Non-assignability.  No Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, non-assignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.3         Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant.  Nothing in the Plan nor in any Plan Agreement shall limit in any way the Employer’s rights to terminate any Participant.  The loss of benefits or potential benefits under the Plan by reason of the termination of a Participant’s service with the Employer shall not constitute an element of damages in any claim brought by the Participant or his or her Beneficiary(ies) against the Employer.

16.4         Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.5         Governing Law.  Except as preempted by ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the Commonwealth of Massachusetts  without regard to its conflicts of laws principles.

16.6         Notice.  Any notice or filing required or permitted to be given to the Administrator or the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Affiliated Managers Group, Inc.

Attn: Executive Vice President

and General Counsel

600 Hale Street

Prides Crossing, MA 01965

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.7         Furnishing Information.  A Participant or his or her Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.

16.8         Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply (and vice versa); and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.9         Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.10       Successors.  The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.  By executing and delivering a Plan Agreement, a Participant agrees on his or her own behalf and on behalf of all Beneficiaries to be bound by the terms of the Plan and the Plan Agreement.

16.11       Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.12       Incompetents. If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Administrator may require such documents and other information as it deems necessary or appropriate to administer the foregoing provisions.  Any payment of a benefit shall be a payment for the account of the Participant or the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment.

16.13       Distribution in the Event of Income Inclusion Under 409A.  If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt owing to a failure of this Plan to meet the requirements of Section 409A, the Participant may petition the Administrator for a distribution of that portion of his or her Account Balance that is required to be included in his or her income.  Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the lesser of (i) the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to meet the requirements of Section 409A, or (ii) the unpaid vested Account Balance.

16.14       Deduction Limitation on Benefit Payments.  If the Company reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then payment may be delayed to the extent deemed necessary by the Administrator to ensure that the entire amount of any distribution from this Plan is deductible, the extent and in the manner permitted by Treasury Regulations 1.409A-3. The delayed amounts, adjusted pursuant to Section 3.8, shall be distributed to the Participant

(or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m) or, if earlier, by the close of the calendar year in which the Participant separates from service.

16.15       Compliance With Section 409A Generally.  The Administrator may deviate from the express terms of the Plan or any Plan Agreement if it determines such deviation to be necessary to comply with the requirements of Section 409A.  The Administrator may also, notwithstanding the otherwise applicable restrictions on elections and payment under the Plan, establish opportunities for Participants and Beneficiaries to make any special elections permitted under the transition rules under Section 409A.

16.16       Insurance.  The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose.  The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

IN WITNESS WHEREOF, the Company has signed this Plan document effective as of July 1, 2006, as amended December 31, 2008.

Affiliated Managers Group, Inc.

By: /S/ JOHN KINGSTON, III
Title: Executive Vice President, General
Counsel and Secretary